Exhibit 99.3
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Unless otherwise indicated or the context otherwise requires, references in this Exhibit 99.2 to our Current Report on Form 8-K (the “Form 8-K”) to:
•“Acquisition” means the transactions contemplated by the Acquisition Merger Agreement, including the Mergers, pursuant to which the Company acquired GeneDx on April 29, 2022.
•“Acquisition Merger Agreement” means that certain Agreement and Plan of Merger and Reorganization, dated as of January 14, 2022, by and among the Company, Merger Sub I, Merger Sub II, GeneDx, OPKO, and Holdco, as amended by the Amendment to Agreement and Plan of Merger and Reorganization, dated as of April 29, 2022.
•“First Merger” means the merger of Merger Sub I with and into HoldCo, with HoldCo as the surviving corporation in the First Merger.
•“GeneDx” means (i) GeneDx, Inc., a New Jersey corporation prior to the closing of the Acquisition and (ii) GeneDx, LLC, a Delaware limited liability company, following the closing of the Acquisition.
•“HoldCo” means GeneDx Holding 2, Inc., which held 100% of GeneDx immediately following the time the First Merger became effective.
•“Merger Sub I” means Orion Merger Sub I, Inc.
•“Merger Sub II” means Orion Merger Sub II, LLC.
•“Mergers” means the First Merger and the Second Merger.
•“OPKO” means OPKO Health, Inc.
•“Second Merger” means the merger of HoldCo, as the surviving corporation in the First Merger, with and into Merger Sub II, with Merger Sub II as the surviving company.
•“we,” “our,” “Sema4” and the “Company” refer to Sema4 Holdings Corp., a Delaware corporation, and its consolidated subsidiaries.
Introduction
The following unaudited pro forma combined financial statements are based on the historical consolidated financial statements of Sema4 and historical combined financial statements of GeneDx and are adjusted to give effect to the completed Acquisition. Concurrently with the closing of the Acquisition, Sema4 also issued and sold in private placement 50,000,000 shares of the Company’s Class A common stock to certain institutional investors for aggregate gross proceeds of $200 million (the “Acquisition PIPE Investment”).
Sema4 is a leading health intelligence company—one that can unlock insights from data, leading to healthier lives and a healthier society. Sema4 is focused on delivering a portfolio of genomic and data solutions to guide patients through their family health journey. That includes family planning, delivery, pediatrics, hereditary cancer screening, and rare disorders for children and adults.
Since Sema4’s commencement of operations as a commercial entity in 2017, Sema4 has established a market leading health intelligence platform, accelerating the use of genomics and leveraging large-scale clinical data to enhance the standard of care through extensive precision medicine solutions. Sema4’s business was further strengthened in April 2022 by the Acquisition of GeneDx, a leader in genomic testing and analysis for rare disorders. Sema4 believes the transaction positions Sema4 as one of the largest and most advanced providers of genomic testing in the U.S. and further strengthens its health information database to transform patient care and improve therapeutic development. Sema4 and GeneDx now maintain a database that includes patient data available for research on approximately 12 million patients from a number of public and proprietary sources. More than five million patients are available with clinical data through our partnership health systems and genomic testing solutions that may include structured and unstructured data available for deeper curation to construct more comprehensive natural histories of patients.

Currently, Sema4 derives the majority of its revenue from its diagnostic test solutions. Its diagnostic business generates revenue and engages with healthcare professionals working with patients primarily through its Reproductive Health/Women’s Health and Pediatrics/NICU solutions.
Sema4’s Reproductive Health/Women’s Health solutions sequence and analyze an industry-leading number of genes and use interpretive information tools to translate raw sequencing and clinical data efficiently and accurately into digestible clinical reports that guide decision-making by patients and physicians. These solutions also include Sema4 Signal Hereditary Cancer, which determines if a patient carries an inherited genetic change that increases the risk of cancer or informs on cancer treatment.
Sema4’s Pediatrics/NICU offerings include testing solutions for children, both inpatient in the neonatal intensive care unit (NICU) and pediatric intensive care unit (PICU) and outpatient for developmental delay and neurodevelopmental delay as well as rare disease for children and adults. Sema4 has the industry-leading exome, which includes comprehensive CNV (copy number variation) analysis and have an extensive database of over 375,000 clinically sequenced exomes and more than two million structured phenotypes.
The following unaudited pro forma combined statements of operations for the six months ended June 30, 2022, combine the historical consolidated statements of comprehensive loss of Sema4, which includes the results of GeneDx subsequent to the April 29, 2022 acquisition and the four months of pre-Acquisition period of combined statements of comprehensive loss of GeneDx, giving effect to the Acquisition, the Acquisition PIPE Investment and all factually supportable adjustments that are directly attributable to the Acquisition, the Acquisition PIPE Investment and the other transactions contemplated by the Acquisition Merger Agreement, as if they had been consummated on January 1, 2022.
The unaudited pro forma combined financial information presented is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma combined financial information is derived from the respective historical consolidated financial statements of Sema4 and the four months of pre-Acquisition period of combined statements of comprehensive loss of GeneDx and two months of post-Acquisition statements of comprehensive loss of GeneDx, giving effect to the Acquisition, as described further in Note 2 — Basis of Presentation. The pro forma information is not necessarily indicative of the Company’s operating results had the Acquisition been completed on the pro forma acquisition date, nor is it necessarily indicative of the Company’s future results. The pro forma financial information reflects GeneDx’s historical operating results and does not include any additional revenue or cost saving opportunities following the Acquisition. The purchase price allocations for the assets acquired and liabilities assumed are based on preliminary valuations and are subject to change as the Company obtains additional information during the acquisition measurement period, such as finalizing closing net working capital adjustment with OPKO. Increases or decreases in the estimated fair values of the net assets acquired may impact the Company’s consolidated statements of operations and comprehensive loss in future periods. The Company expects that the values assigned to the assets acquired and liabilities assumed will be finalized during the one-year measurement period following the Acquisition closing date. The pro forma revenues and net loss include the following adjustments based on the Company’s preliminary analysis and are subject to change as additional analysis is performed.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2022
(in thousands, except share and per share amounts)

	Historical		Pro forma
	Sema4	GeneDx	Pro Forma Adjustments (Note 4)		Pro Forma Statement of Operations
Revenue:
Diagnostic test revenue	$86,499	$48,804	$(544)	a	$134,759
Other revenue	3,611		—		3,611
Total revenue	90,110	48,804	(544)		138,370
Cost of services	114,083	34,615	204	b	148,902
Total gross profit (loss)	(23,973)	14,189	(748)		(10,532)
Operating expenses:
Research and development	48,483	5,487	(177)	b	53,793
Selling and marketing	65,665	7,701	1,410	b, c	74,776
General and administrative	110,818	22,040	4,656	b, c	137,514
Related party expenses	3,015	—	—		3,015
Amortization of intangible assets	—	5,604	(5,604)	c	—
Asset impairment charges		5,121	(5,121)	d	—
Loss from operations	(251,954)	(31,764)	4,088		(279,630)
Other income (expense):
Change in fair value of warrant and earn-out contingent liabilities	41,372	—	—		41,372
Interest income	409	—	—		409
Interest expense	(1,598)	—	—		(1,598)
Other income (expense), net	56	(3)	3	e	56
Total other income (expense), net	40,239	(3)	3		40,239
Net loss before income taxes	(211,715)	(31,767)	4,091		(239,391)
Income tax benefit	49,077	11,806	(11,806)	f	49,077
Net loss	$(162,638)	$(19,961)	$(7,715)		$(190,314)
Weighted average shares outstanding, basic and diluted	291,318,351	—	84,751,381		376,069,732
Basic and diluted net loss per share	$(0.56)	$—	$—		$(0.51)

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
1.    Description of Acquisition
On April 29, 2022, the Company completed the Acquisition of GeneDx. At the closing of the Acquisition, the Company paid OPKO gross cash consideration of $150 million (before deduction of transaction expenses and other customary purchase price adjustments) and issued to OPKO 80 million shares of the Company’s Class A common stock ($172 million based on the closing date share price of $2.15 per share). A portion of this cash ($13.4 million) and share consideration (8.3 million shares) will be held in escrow for 12 months following the closing date of the Acquisition. In addition, up to $150 million is payable following the closing of the Acquisition, if certain revenue-based milestones are achieved for each of the fiscal years ending December 31, 2022 and December 31, 2023. These milestone payments, if and to the extent earned under the terms of the Acquisition Merger Agreement, will be satisfied through the payment and/or issuance of a combination of cash and shares of the Company’s Class A common stock (valued at $4.86 per share, subject to adjustment for stock splits and similar changes), with such mix to be determined in the Company’s sole discretion. Concurrently with the closing of the Acquisition, the Company also issued and sold in private placement 50,000,000 shares of the Company’s Class A common stock to certain institutional investors for aggregate gross proceeds of $200 million (the “Acquisition PIPE Investment”).
2.    Basis of Presentation
The unaudited pro forma financial information set out below has been prepared in accordance with Article 11 of Regulation S-X, as amended by the SEC Final Rule Release No. 33 10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses (“Regulation S-X”), using accounting policies in accordance with GAAP.
The unaudited pro forma combined financial statements should be read in conjunction with:
•the accompanying notes to the unaudited pro forma combined financial statements;
•the unaudited consolidated financial statements of Sema4 for the six months ended June 30, 2022, and the related notes, in each case, included in the Company’s Quarterly Report on Form 10-Q and filed with the Securities and Exchange Commission on August 15, 2022; and

•the unaudited combined carve out financial statements of GeneDx and subsidiary for the three months ended March 31, 2022, included as Exhibit 99.1 to the Form 8-K.

The unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not intended to represent or be indicative of the consolidated financial results of operations in future periods or the results that actually would have been achieved if Sema4 and GeneDx had been a combined company during the period presented. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma combined statement of operations does not reflect any operating efficiencies and/or cost savings that Sema4 may achieve with respect to the combined company.
Upon closing of the Acquisition, the Acquisition was accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805 - Business Combinations. Under the acquisition method of accounting, the total purchase price is allocated to the tangible and identifiable intangible assets and liabilities assumed based on their relative fair values. The excess of the purchase price over the net assets is recorded as goodwill. The purchase price allocations are preliminary because valuation of the net assets is still being finalized. Accordingly, the pro forma adjustments related to the purchase price allocations and certain other estimates, assumptions, and adjustments are preliminary and subject to change, which changes could be significant.
3.    GeneDx Accounting Policies Historical Financial Information
GeneDx’s historical financial information was prepared in accordance with U.S. GAAP. Upon completion of the Acquisition, Sema4 performed certain procedures for the purposes of identifying material differences in significant accounting policies between Sema4 and GeneDx, and any accounting adjustments that would be required in connection with adopting uniform policies. These procedures included a review of GeneDx’s standalone combined carve out financial statements and holding discussions with GeneDx management. Sema4 does not believe there are any differences in the accounting policies that will result in material adjustments to Sema4’s consolidated financial statements.
4.    Adjustments to Unaudited Pro Forma Combined Financial Information
The adjustments included in the unaudited pro forma combined financial statements are as follows:
a)    Adjustment relates to intercompany revenue elimination for GeneDx revenue earned for services performed for BioReference Laboratories, Inc prior to the closing of the Acquisition.
b)    Adjustments relate to stock-based compensation expense for inducement awards granted to GeneDx employees. On May 2, 2022, the compensation committee of Sema4’s board of directors granted newly-hired GeneDx employees inducement stock options to purchase an aggregate of 4,932,132 shares of the Company’s Class A common stock and 4,285,208 restricted stock units (“RSUs”) as inducements material to each employee entering into employment with the Company. The stock options have an exercise price of $2.20 per share, which was equal to the closing price of the Company’s Class A common stock on the grant date. The stock options and RSUs granted to the newly-hired employees other than the Company’s Chief Executive Officer, Chief Commercial Officer, and SVP Operations will vest with respect to 25% of the underlying shares on April 29, 2023, and will vest with respect to the remaining underlying shares in equal quarterly installments thereafter through April 29, 2026, in each case subject to the new employee’s continued service with the Company. The stock options and RSUs granted to the Company’s Chief Executive Officer, Chief Commercial Officer, and SVP Operations will vest with respect to 25% of the underlying shares on April 29, 2023 and 25% of the underlying shares on April 29, 2024, and will vest with respect to the remaining underlying shares in equal quarterly installments thereafter through April 29, 2026, in each case subject to his or her continued service with the Company. Each stock option has a 10-year term. The stock options and RSUs are subject to the terms and conditions identical to those of Sema4's 2021 Equity Incentive Plan and the form of stock option agreement or RSU agreement under such plan, as applicable, covering the grant.
c)    Pre-Acquisition period amortization expense related to the legacy intangible assets was eliminated and replaced with revised amortization expense based on the fair value of intangible assets recorded in connection with the Acquisition.
The following table summarizes the estimated fair values (in millions) of GeneDx’s identifiable intangible assets and their estimated useful lives determined (in million):

	Useful Life (in years)	Estimated Fair Value	Annual Amortization
Trade Names and Trademarks (General and administrative)	16	$50.0	$3.1
Developed Technology (General and administrative)	8	48.0	6.0
Customer Relationships (Selling and marketing)	20	98.0	4.9
Total		196.0	$14.0
d)    GeneDx recorded a goodwill impairment charge of $5.1 million based on the difference between the carrying value of the business and its estimated fair value based on the fair value of consideration expected to be paid. We deemed the adjustment appropriate as we do not carry over the legacy goodwill balance recorded.
e)    As part of the pre-closing conditions, GeneDx exited a joint venture investment that had a carrying value of $0.2 million. Therefore, the related investment balance and impairment loss of $0.04 million is eliminated as the loss would have incurred prior to the January 1, 2022 pro forma date.

f)    Adjustment relates to elimination of the income tax benefit of $11.8 million as we expect OPKO to absorb this benefit.